Exhibit 10.9

Danika R. Harrison

  [Address]

March 4, 2011

Dear Danika:

We are pleased to offer you a position as Vice President eCommerce/Direct Response with TRIA Beauty Inc. (the “Company”) reporting to Kevin Appelbaum, President & CEO. You will receive an annual salary of $210,000 ($8,076.92 per pay period), which will be paid, less taxes and deductions, bi-weekly on Fridays, in accordance with the Company’s published pay date schedule. We anticipate your start of employment to be on or about March 28, 2011.

As a full-time regular employee, you will also be eligible to participate in various Company fringe benefit plans, including Flexible Spending Plans, medical, vision and dental insurance, a 401(k) retirement program with a Company match of the first 4% of employee contribution up to statutory limits as published by the IRS, three weeks paid vacation, and paid sick leave as defined by the Company’s policy. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

You will be eligible to participate in the Company’s management bonus plan, and the Company may in its discretion pay you a bonus of up to 35% (thirty-five percent) of your annual salary. The management bonus plan is tied to specific annual targets determined by the Company at its discretion, the details of which will be explained to you during your first 90 (ninety) days of employment. Any bonus paid is disbursed annually, within two and one half months following the close of the year for which the bonus is earned, and is paid at the absolute discretion of the Company. You must be employed through the date bonuses are disbursed to employees generally in order to be eligible for the bonus.

Separately from this offer of employment and subject to Board approval, you will be granted an option to acquire 200,000 shares (the “Option”) of common stock, subject to the standard vesting and eligibility criteria and requirements, the Company’s equity incentive plan, and the applicable option award agreement which will be presented at the time of granting, in the Company. In addition, and as explained more fully in the applicable option award agreement, the Option will be subject to “double trigger change in control protection,” whereby if your employment with the Company is terminated in conjunction with or within 12 months after the Company has been acquired (a “Change of Control”), other than for death, disability, voluntarily by you or for Cause (as defined below), then you shall become fully vested with respect to all unvested shares subject to the Option.

You agree to relocate your residence to the San Francisco Bay area as soon as possible. The Company will pay (via direct payment to vendors) up to $25,000 for reasonable and preauthorized moving expenses incurred by you in your relocation from your current residence to the San Francisco Bay area.

In addition, the Company will provide you with a loan for up to $100,000 (the “Loan”) to cover costs you incur relating to moving your permanent residence from Princeton, New Jersey (the

TRIA Beauty, Inc. 4160 Dublin Blvd., Ste. 200 Dublin, CA 94568	TRIABeauty.com 925.452.2500 Tel 925.452.2598 Fax

“Former Residence”) to the San Francisco Bay Area, provided that the Former Residence sale occurs within 9 months of your employment start date with the Company. If additional time is needed to sell the Former Residence, an extension of up to 6 additional months will be granted by the Company if you document that you have made good faith efforts to sell the property in the preceding 9 months. Any such Loan shall be subject to, and governed by, the terms and conditions of a loan agreement between you and the Company. The Loan shall bear 2.1 % interest, compounded annually, and shall be forgiven by the Company as to 25% of the Loan (principal and accrued interest) on each of the first four (4) annual anniversaries of your employment start date. Notwithstanding the foregoing, the then outstanding principal and interest shall be due and payable (a) immediately upon the voluntary termination of your employment with the Company or your termination by the Company for Cause or (b) six (6) months following the involuntary termination of your employment by the Company without Cause (other than your involuntary termination that results from the elimination of your position due to reorganization or cost-cutting efforts or winding down of operations, in which case the Loan shall be forgiven), subject to prior reduction against Severance Pay, as provided below. In the event that the Company completes an initial public offering, the Loan shall be forgiven, provided you are an employee in good standing at that time. The Loan shall be full recourse and shall be secured by the shares underlying the option grant made to you following commencement of your employment with the Company.

Your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after your employment start date.

In the event you are terminated other than for Cause, death or disability, the Company will pay you your then current base salary for a period of three (3) months from the date of termination (“Severance Pay”); provided, however, that you must sign and return to the Company (and not revoke) a timely and effective release of claims in the form provided to you by the Company by the deadline specified therein, which in all events shall be no later than the fifty-third (53rd) calendar day following the date of termination. Any Severance Pay to which you are entitled will be provided in the form of a lump sum payment, and netted against any amounts you owe to the Company at the time of termination (such as amounts owing on the Loan). The payment will be made on the Company’s next regular pay-day which is at least five business days following the expiration of sixty (60) calendar days from the date your employment terminates.

“Cause” shall be deemed to exist, in the reasonable discretion of the Company, if you engage in the following: (a) theft, dishonesty, misconduct or falsification of the Company’s or its successor’s records or property; (b) unauthorized use or disclosure of the Company’s or its successor’s confidential or proprietary information or trade secrets; (c) substantial negligence or misconduct; (d) failure to perform such assigned duties and responsibilities as shall be consistent with the duties and responsibilities of an employee of the Company in a similar job position after receipt of a written notice of specific deficiencies and failure to cure any such deficiencies within fifteen days after the receipt of such notice; (e) a material breach by you of any agreement between you and the Company, and such breach has not been cured by you within fifteen days after written notice of breach by the Company; (f) commission of a felony or other crime involving moral turpitude; or (g) your failure to cooperate in good faith with a governmental investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

TRIA Beauty, Inc. 4160 Dublin Blvd., Ste. 200 Dublin, CA 94568	TRIABeauty.com 925.452.2500 Tel 925.452.2598 Fax

Notwithstanding anything to the contrary contained herein, in the event that at the time of your termination of employment you are a “specified employee,” as defined below, any and all amounts payable in connection with termination of your employment that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service”, as defined below. For purposes of this Agreement, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Your right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement comply with the requirements of, or the requirements for exemption from, Section 409A, but the Company shall not be liable to you by reason of any acceleration of income, or any additional tax, arising in connection with any payment or benefit to so qualify.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement and the non-disclosure agreement referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company.

The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

TRIA Beauty, Inc. 4160 Dublin Blvd., Ste. 200 Dublin, CA 94568	TRIABeauty.com 925.452.2500 Tel 925.452.2598 Fax

We look forward to working with you at the Company. Please acknowledge your acceptance of the terms of this offer by signing this letter and returning it to me by Monday, February 28, 2011.

/s/ Kevin Appelbaum
Kevin Appelbaum, President & CEO
For and on behalf of TRIA Beauty Inc.

I accept the offer of employment with TRIA Beauty Inc.

/s/ Danika Harrison	3/7/11
Danika Harrison	Date

TRIA Beauty, Inc. 4160 Dublin Blvd., Ste. 200 Dublin, CA 94568	TRIABeauty.com 925.452.2500 Tel 925.452.2598 Fax